Exhibit 99.1

KFX INC. ANNOUNCES SECOND QUARTER 2006 FINANCIAL RESULTS

Achieves Ongoing Commercial Production of K-FuelTM Refined Coal

DENVER, August 3, 2006 -- KFx Inc. (Amex: KFX) today reported financial results for the second quarter of 2006. The loss from operations for the second quarter of 2006 was $9.5 million or $0.12 per diluted share compared with $3.7 million or $0.06 per diluted share in the corresponding 2005 period. The loss for the first half of 2006 was $15.8 million or $0.21 per diluted share, as opposed to a $6.9 million loss or $0.10 per diluted share for the same period a year earlier. The wider loss in the second quarter 2006 is attributed to preliminary plant start-up costs as well as higher G&A expenses.

The second quarter 2006 results include a full quarter of operations from Buckeye Industrial Mining (“Buckeye”), which KFx acquired on April 3, 2006. In addition to the financial results, the Company confirms the attainment of several objectives in its business plan, most notably the ongoing commercial production of K-Fuel™ Refined Coal.

“Our first unit train shipment will load in the next day or so. Given this important milestone, KFx’s accomplishments over the last 20 months are worthy of reflection,” said Mark Sexton, CEO. “In December 2004, KFx broke ground on a first-of-its-kind plant to deliver low sulfur, high BTU refined coal on a commercial scale. The detractors over the years have alleged a series of negative outcomes--that we’d never actually build a commercial plant, that the product was flawed somehow, that we’d never be able to transport the product, and that no bona fide customers existed for K-FuelTM. On the contrary, today we’ve got a 750,000 Tons per Year commissioned plant in ongoing operations, with two additional plants under development. We have silos stocked with K-FuelTM. We have the test burn results that prove that K-FuelTM handles like any other high quality commercial coal, as well as a transportation and logistics agreement with a major coal transporter. Our K-FuelTM is going to ship to a major facility, and we are now focused on subsequent shipments to other utility and industrial customers. The perseverance of our staff, investors and supporters has finally paid off. The best part of this is that KFx is just getting started.”

Recent Developments

KFx reported that the silos at its K-Fuel™ plant are stocked and awaiting delivery of a unit train for loading. The K-Fuel™ in the silos was produced at the company’s Ft. Union facility in Gillette, Wyoming. The unit train will transport the K-Fuel™ to its previously announced customer in Ohio. Subsequent shipments are expected in the coming weeks, in the range of 1-2 unit trains per month.

KFx Inc. ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

During the second quarter, KFx entered into a long term marketing, distribution, and transportation logistics services agreement with a major coal transporter. This will insure that the utility and industrial consumers of K-FuelTM will receive cost effective and timely delivery of product.

Also in the second quarter, the company completed construction and commissioning of its Ft. Union K-FuelTM plant and mine in Wyoming’s Power River Basin, which is the first commercial plant producing K-FuelTM Refined Coal. Both processors at the plant are operational, and the KFx engineering team is encouraged by the overall progress at the plant and improvements in the site’s ancillary subsystems.

Finally, the company completed the acquisition of Buckeye in the second quarter, which delivered operating cash flow as well as an experienced coal marketing and mining team. The Buckeye team continues to manage its mining operations and is working closely with current and future KFx customers.

Financial Results

KFx noted that revenue for the second quarter of 2006 was $11.5 million compared to $54,000 in the second quarter of 2005. Revenue for the six months ended June 30, 2006 was $11.7 million compared to $853,000 during the six months ended June 30, 2005. Substantially all of the revenue increase was due to the acquisition of Buckeye, which delivered revenue of $11.3 million for the second quarter 2006. The second quarter revenue included the sale of approximately 165,000 tons of mined coal from Buckeye’s reserves.

In April KFx transitioned from commissioning to start-up phase on its Ft. Union facility. Preliminary plant start up costs were $4.6 million for the three months ended June 30, 2006, compared with $630,000 for the corresponding period in 2005. For the six-month period ended June 30, 2006 and June 30, 2005 preliminary plant start up costs were $6.0 million and $752,000, respectively. Start up costs included raw materials, salaries and wages for plant staff, engineering and technical support, site improvements, and power. As it moves forward into full production phase, the Company expects these costs to decrease.

General and administrative costs for the second quarter 2006 were $6.4 million, compared with $2.7 million for the same period a year earlier. For the six month period ended June 30, 2006, G&A was $11.5 million, compared with $6.3 million for the six month period ended June 30, 2005. This includes employee-related costs of $1.5 million in the second quarter 2006, compared to $0.9 million in employee-related costs in the first quarter 2005. The increase was primarily attributable

KFx Inc. ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

to the addition of staff to support plant operations and corporate functions. The Company also recognized a non-cash expense for equity compensation in the amount of $2.6 million and $283,000, as a result of FAS 123(R) and performance based compensation, for the three months ended June 30, 2006 and 2005, respectively. For the six month period ended June 30, 2006 and 2005, these non-cash equity compensation costs were $4.7 million and $1.1 million, respectively.

KFx incurred $10.6 million in coal mining operating expenses in the second quarter 2006, up from $235,000 in the second quarter 2005. On a six month basis ended June 30, 2006, mining expenses were $11 million, compared with $334,000 for the period ended June 30, 2005. Mining costs are inclusive of $10.2 million associated with the mining of raw coal at the Buckeye mines in Ohio, as well as $427,000 in costs related to the Gillette mine site.

Depreciation and amortization expense was $1.6 million for the second quarter 2006 compared to $158,000 for the 2005 second quarter. For the six month period ended June 30, 2006, KFx reported $1.9 million and reported $354,000 for the six month period ended June 30, 2005. The increase from 2005 is primarily attributable to the acquisition of Buckeye and the related depreciation and depletion of $1.3 million on the mine sites and property and equipment. KFx expects depreciation expense to increase in the third quarter of 2006 as the Ft. Union plant moves into continuous commercial operations. Amortization on patents was $78,000 and $27,000 for the second quarter ended 2006 and 2005, respectively.

Other income was $2.7 million during the three months ended June 30, 2006 as compared to $535,000 for the same period ended in the prior year. On a six month basis ended June 30, 2006 and June 30, 2005, other income was $3.8 million and $936,000, respectively. The majority of the increase in the second quarter 2006 is attributed to interest income, which was significantly higher compared to the same period in 2005, primarily as a result of our public stock offering in February 2006. In addition, KFx received a $1.1 million one time earn-out payment related to the sale of a former subsidiary.

KFx Inc. ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

KFx’s combined cash, marketable securities and restricted cash balance at the end of the 2006 second quarter was $128 million, compared with $34 million on December 31, 2005. At June 30, 2006 KFx had no long-term debt. The Company’s capital budget for 2006 is $90 million, plus another $10-12 million associated with Buckeye. KFx purchased the first of three 700,000 pound per hour boiler islands to be used in future K-Fuel plants, with the option to purchase two more. The fixed price for this first boiler island is approximately $76 million. The capital expenditure associated with this boiler will be spread over several years. KFx has spent $24.9 million during the six months ended June 30, 2006.

Conference Call
KFx will host a conference call on Thursday, August 3rd at 9:30 a.m. MDT (11:30 a.m. EDT) with investors, analysts and other interested parties. Investors can access the conference call via a live webcast on the company’s website, www.kfx.com, or by dialing 1-877-493-9121- Access code is 7656006 or KFx Inc. Conference Call. Investors calling from international locations should dial 973-582-2822.

An on-line archive of the call will be available at www.kfx.com for thirty days. Additionally, a replay of the call will be available by dialing 877-519-4471 (domestic) or 973-341-3080 (International), passcode 7656006, through August 17, 2006.

About KFx
KFx Inc. offers combined energy, environmental and economic solutions to coal-fired power generating facilities and industrial coal users in the United States and internationally. Our proprietary K-FuelTM process uses heat and pressure to physically and chemically transform high moisture, low-Btu coals, such as subbituminous coal and lignite, into a more energy efficient, lower-emission fuel. A co-benefit of the K-FuelTM process is the removal of significant amounts of impurities, including mercury, and the reduction of emissions of sulfur dioxide and nitrogen oxide.

Please visit www.kfx.com for more information.

Forward Looking Statements
Statements in this news release that relate to future plans or projected results of KFx are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. Our actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in our Annual Report on Form 10-K, or in any of

KFx Inc. ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contact:           KFx Inc., Denver, CO
                       Analyst Contact: Karli Anderson, 303-293-2992

KFx Inc. ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

KFX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2006	December 31, 2005
	(unaudited)
	(in thousands)

Assets
Current:
Cash and cash equivalents	$118,418	$28,793
Marketable securities	3,987	—
Other current assets	10,826	964
Total current assets	133,231	29,757
Construction in progress	88,357	71,612
Mineral rights and mine development, net of accumulated depletion	22,917	—
Property, plant and equipment, net of accumulated depreciation	20,981	4,679
Restricted cash	5,232	5,198
Other assets	2,980	2,926
	$273,698	$114,172

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,922	$1,303
Accrued liabilities	6,448	8,365
Other current	256	179
Total current liabilities	11,626	9,847
Deferred revenue, less current portion	6,742	6,751
Asset retirement obligations	5,441	3,558
Deferred rent and other liabilities, less current portion	321	375
Total liabilities	24,130	20,531

Stockholders’ equity:
Total stockholders’ equity	249,568	93,641

	$273,698	$114,172

KFx Inc. ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

KFX INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,
	2006	2005
	(unaudited) (in thousands, except for per share amounts)

Operating revenues:
Mining	$11,413	$—
Licensing	80	10
Consulting and other	6	44
Total operating revenue	11,499	54

Operating expenses:
General and administrative	6,361	2,717
Coal mining operating costs	10,622	235
Preliminary and start-up plant costs	4,582	630
Depreciation, depletion and amortization	1,655	158
Research and development	460	469
Cost of licensing and consulting revenue	14	39
Total operating expenses	23,694	4,248

Operating loss	(12,195)	(4,194)

Other income (expense):
Other income (expense), net	1,079	2
Interest income, net	1,577	533
Total other income	2,656	535

Net loss	$(9,539)	$(3,659)

Basic and diluted net loss per common share	$(0.12)	$(0.06)
Weighted-average common shares outstanding	78,222	65,743

KFx Inc. ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

KFX INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2006	2005
	(unaudited) (in thousands)

Increase (decrease) in cash and cash equivalents
Operating activities:
Net loss	$(15,767)	$(6,869)
Adjustments to reconcile net loss to cash used in operating activities:
Share-based compensation expense to employees and others	4,715	1,622
Depreciation, depletion and amortization	1,878	354
Other	51	68
Changes in operating assets and liabilities, net of assets acquired:	(172)	(1,897)
Cash used in operating activities	(9,295)	(6,722)

Investing activities:
Purchases of construction in progress	(22,232)	(13,685)
Purchases of property and equipment	(1,588)	(351)
Purchases of marketable securities	(6,977)	—
Proceeds from maturities of marketable securities	2,990	—
Purchases of mineral rights	(1,038)	—
Cash paid for acquisition, net of cash received	(36,913)	(574)
Other	(83)	117
Cash used in investing activities	(65,841)	(14,493)

Financing Activities:
Proceeds from exercise of options and warrants	20,224	4,110
Proceeds from issuance of common stock, net of offering costs	144,559	—
Payments on capital leases and note payable	(22)	(175)
Cash provided by financing activities	164,761	3,935

Increase (decrease) in cash and cash equivalents	89,625	(17,280)
Cash and cash equivalents, beginning of period	28,793	79,381
Cash and cash equivalents, end of period	$118,418	$62,101

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KFx Inc. ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430